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                                                                   EXHIBIT 10.31

                                 SIDE AGREEMENT

      This Side Agreement ("Agreement") is made as of the 16th day of March, 2005 by and among Clearwire Corporation, a Delaware corporation (the "Company"), Eagle River Holdings, LLC, a Washington limited liability company ("ERH"), and Bell Canada, a Canadian corporation incorporated under the Canada Business Corporations Act ("Bell"). The Company, ERH and Bell are hereinafter collectively referred to as the "Parties".

      In consideration for the purchase by Bell of shares of Class A Common Stock ("Class A Common") of the Company pursuant to a Subscription Agreement dated as of March 8, 2005 (the "Subscription Agreement"), the Parties agree to the terms and obligations of this Agreement.

      The Company is entering into this Agreement on its own behalf and not on behalf of its Affiliates (the "Company Affiliates"), but any breach by any of the Company Affiliates of any of its obligations under this Agreement will be deemed a breach by the Company under this Agreement. Bell is entering into this Agreement on its own behalf and not on behalf of its Affiliates (the "Bell Affiliates"), but any breach by any of the Bell Affiliates of any of its obligations under this Agreement will be deemed a breach by Bell under this Agreement. ERH is entering into this Agreement on its own behalf and not on behalf of the other McCaw Entities, but any breach by any of the McCaw Entities of any of its obligations under this Agreement will be deemed a breach by ERH under this Agreement. The Company Affiliates, the Bell Affiliates and the McCaw Entities are collectively referred to herein as the "Parties Affiliates". Capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Stockholders Agreement (as defined below).

1.    Confidentiality.

            1.1 Disclosure of Terms. The Parties acknowledge that the terms and conditions (collectively, the Transaction Terms") of this Agreement, the Amended and Restated Stockholders Agreement dated as of March 16, 2004 (the "Stockholders Agreement"), the Joinder to the Stockholders Agreement dated as of the date of this Agreement, the Registration Rights Agreement dated as of March 16, 2004 (the "Registration Rights Agreement"), the Joinder to the Registration Rights Agreement dated as of the date of this Agreement, the Subscription Agreement and the Master Supply Agreement, dated as of the date of this Agreement, by and between the Company, Bell and BCE Nexxia Corporation (the "Master Supply Agreement") and all exhibits, restatements and amendments thereto (collectively, the "Transaction Agreements"), including their existence, shall be considered Confidential Information (as that term is defined below) and shall not be disclosed by the Parties or the Parties Affiliates to any third party except in accordance with the provisions set forth below.

            1.2 Definition of Confidential Information. For the purposes of this Agreement, "Confidential Information" means (i) any proprietary or confidential information, including without limitation the Transaction Terms, whether in written, oral, electronic or other tangible or intangible form, which prior to the date hereof has been, or after the date hereof may be, furnished by or on behalf of a Party or a Parties Affiliate (as applicable, the "Disclosing Party") to another Party or a Parties Affiliate (as applicable, the "Receiving Party") or its Representatives (as defined below), relating to the business of the Disclosing Party, the investment in the Company by Bell or the commercial relationship established under the Master Supply Agreement, together with notes, work papers or other documents prepared by the Receiving Party or its Representatives which contain, reflect or are based upon such information, and (ii) the fact that such information has been made available to the Receiving Party. Notwithstanding the foregoing, the following will not constitute "Confidential Information" for purposes of this Agreement:

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      (a)   information that the Receiving Party can show by documented and cogent evidence was known to the Receiving Party prior to the disclosure thereof under this Agreement or the Confidentiality Agreement (as defined below);

      (b) information that is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party in breach of this Agreement or the Confidentiality Agreement;

      (c) information that is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not known by the Receiving Party, after reasonable inquiry, to be prohibited from transmitting the Confidential Information by a contractual, legal or fiduciary obligation to the Disclosing Party or any other person; and

      (d) information that is independently acquired or developed by the Receiving Party without reference to the Confidential Information.

            1.3 Confidentiality and Restricted Use. Subject to Sections 1.4, 1.5 and 1.6, a Receiving Party agrees that:

      (a) it shall not, directly or indirectly, use the Confidential Information furnished to it by or on behalf of the Disclosing Party, for any purpose other than in connection with the investment by Bell in the Company or the commercial relationship established under the Master Supply Agreement;

      (b)   the Confidential Information shall be kept confidential;

      (c) it shall not, in any manner whatsoever, disclose or disseminate the Confidential Information (in whole or in part) furnished to it hereunder to any person, provided that, subject to the terms and conditions of this Agreement, any disclosure of the Confidential Information may be made to:

            (i) any Affiliate, officer, director, employee, accountant, auditor or attorney of the Receiving Party (collectively, "Representatives") who needs to know such Confidential Information in connection with the investment by Bell in the Company, the commercial relationship established under the Master Supply Agreement, the performance of services for the Receiving Party or the business operations of the Receiving Party and who has agreed or is otherwise obligated to abide by the terms of this Section 1; and

            (ii) any other person upon the prior written consent of the Disclosing Party.

            1.4 Press Releases. The Company and Bell agree that they may, individually or collectively, and from time to time, wish to issue press releases or make other forms of public disclosure regarding the investment by Bell in the Company or the commercial relationship established under the Master Supply Agreement. Subject to the following, the Company and Bell agree that the content of any such press release or public disclosure will require the consent of both the Company and Bell prior to any issuance or disclosure, provided, however, that such consent will not be required if such issuance or disclosure: (i) is required under applicable U.S. or Canadian securities laws and stock exchange or stock market rules and regulations (provided that the Company or Bell, as applicable, will be afforded a reasonable opportunity to comment), (ii) is substantially the same as disclosure already approved by each of the Company and Bell under this Section 1.4, or (iii) only discloses
   (a) the fact that Bell has invested the subscribed amount in the Company, (b) Bell's percentage ownership in the Company, and/or (c) the fact that Bell is the Company's exclusive strategic partner in its Voice over Internet Protocol ("VoIP") service offering in the United States and its preferred VoIP

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   partner internationally, and that Bell and the Company will jointly explore other areas of collaboration particularly in the area of value added services, both in the U.S. and internationally. No other announcement regarding the Parties or the Parties Affiliates in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without each of the Company's and Bell's prior written consent.

            1.5 Permitted Disclosures. Notwithstanding any of the foregoing, (a) the Company may disclose any of the Transaction Terms to (i) its current or bona fide prospective investors, (ii) bona fide prospective acquirers of the Company or any of its assets, (iii) prospective recipients of the Company's securities in current or future acquisitions by the Company, (iv) bona fide prospective lenders, and (v) any of its employees, investment bankers, lenders, accountants, auditors, attorneys and other advisors in connection with any such transactions or any of the transactions described in the Transaction Agreements, in each case only where such persons or entities are under reasonable nondisclosure obligations; (b) Bell may disclose any of the Transaction Terms to bona fide prospective acquirers of all or a part of Bell's Shares who at the time of such disclosure would be permitted to acquire such Shares in a Transfer made in accordance with the Stockholders Agreement or this Agreement, with any required consent of the Company obtained prior to such disclosure, and any of its employees, investment bankers, lenders, accountants, auditors, attorneys and other advisors in connection with any such transaction or any of the transactions described in the Transaction Agreements, in each case only where such persons or entities are under reasonable nondisclosure obligations; (c) the Company and Bell may disclose (other than in a press releases or other public announcements described in Section 1.4 above) only (i) the fact that Bell has invested the subscribed amount in the Company, (ii) Bell's percentage ownership in the Company, and/or (iii) the fact that Bell is the Company's exclusive strategic partner in its VoIP service offering in the United States and its preferred VoIP partner internationally, and that Bell and the Company will jointly explore other areas of collaboration particularly in the area of value added services, both in the U.S. and internationally; and (d) the Company and Bell shall have the right to disclose to third parties any information regarding the Transaction Terms disclosed in a press release or other public announcement made in compliance with Section 1.4. Notwithstanding anything else in this Agreement, including the immediately preceding sentence, none of the terms and conditions of the Master Supply Agreement, the commercial relationship established thereunder and any Confidential Information relating thereto can be disclosed without Bell's prior written consent; provided, that, the redacted version of the Master Supply Agreement attached hereto as
   Schedule 1.5 (the "Redacted MSA") may be disclosed by the Company to any of the persons or entities set forth in clause (a) of the preceding sentence, in each case only where such persons or entities are under reasonable nondisclosure obligations; provided further, that if the Redacted MSA fails to contain terms of the Master Supply Agreement that the Company, in the reasonable opinion of the Company's legal counsel, is required to disclose to such persons or entities under applicable law, the Company may disclose such terms with the prior written consent of Bell, acting reasonably, to such persons or entities that are under reasonable nondisclosure obligations after having provided Bell with reasonable advance notice (and reasonable opportunity to comment) setting forth in sufficient detail the nature of the requirement under applicable law and a copy of the document containing such terms; provided further, that the Company may incorporate, to the extent reasonable and necessary, the economic terms of the Master Supply Agreement into financial models prepared by the Company for such persons or entities and deliver such financial models to such persons or entities that are under reasonable nondisclosure obligations.

            1.6 Compelled Disclosure. In the event that (i) any action, suit, proceeding or claim is brought or asserted against the Receiving Party or any of its Representatives seeking to compel the disclosure of any of the Confidential Information, or (ii) the Receiving Party otherwise becomes legally compelled (including, without limitation, pursuant to U.S. federal and state and Canadian securities laws and/or other applicable regulatory laws) or compelled

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   pursuant to the rules of any stock exchange or market on which the Company's or Bell's securities are listed, in the reasonable opinion of the Receiving Party's legal counsel, to disclose any of the Confidential Information, the Receiving Party shall provide, to the extent legally permitted to do so, the Disclosing Party with prompt written notice of such action, suit, proceeding, claim or other event of legal compulsion so that the Disclosing Party may seek a protective order or seek confidential treatment of such Confidential Information. In the event that such protective order or confidential treatment is not obtained by the Disclosing Party for any reason, the Receiving Party agrees to furnish only that portion of the Confidential Information which, in the reasonable opinion of the Receiving Party's legal counsel, is required. To the extent legally permitted to do so, the Receiving Party will permit the Disclosing Party a reasonable opportunity to review and comment on the form and content of any Confidential Information that will be disclosed pursuant to this Section; provided, that, the Receiving Party shall not be required to make any changes to the form and content of any Confidential Information that will be disclosed pursuant to this Section requested by the Disclosing Party based on such review or comments. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. Notwithstanding the foregoing, to the extent required to be disclosed by the Company under 47 CFR 1.2112(a), the number of shares held by Bell and the percentage interest of Bell in the Company may be disclosed by the Company without the requirement for the consent of Bell or procedures set forth in this Section 1.6.

            1.7 Other Confidentiality Agreements. With respect to any information exchanged between the Parties and/or the Parties Affiliates that is Confidential Information under this Section 1, this Section 1 shall supersede and replace that certain Confidentiality Agreement, dated November 29, 2004 (the "Confidentiality Agreement") executed among the Company, NR Communications, LLC and Bell. Additionally, the Company and ERH agree that neither of them shall enforce, and hereby expressly waive, the confidentiality terms set forth in Section 13.15 of the Stockholders Agreement nor any similar confidentiality obligation or restriction contained in any of the Transaction Agreements (except for this Agreement), against Bell. Notwithstanding the foregoing, the confidentiality provisions set forth in the Master Supply Agreement shall be in addition to, and shall not be limited or modified in any way by, the terms of this Agreement; provided, that, nothing in the Master Supply Agreement shall have the effect of preventing or otherwise limiting the disclosures of Confidential Information permitted under Sections 1.4, 1.5 and 1.6 of this Agreement.

2.    Right to Board Seat

            2.1 Nomination of Bell Director. In connection with each election of directors of the Company, unless Bell otherwise instructs the Company in writing, the Company shall nominate the then Chief Executive Officer ("CEO") of BCE Inc. ("Bell Director") to serve as a director of the Company, provided, however, that if the directors of the Company reasonably determine that (a) compliance with the terms of this Section 2.1 is prohibited in the exercise of their fiduciary duties, or (b) the Company reasonably determines that compliance with the terms of this Section 2.1 is prohibited under (i) applicable securities laws, (ii) stock exchange or stock market rules and regulations or (iii) Delaware law, then the Company will so notify Bell and, if so requested by Bell, following a determination under (b) above only, will provide an opinion from the Company's legal counsel confirming that they or it are so prohibited and the Company will, for and only for the duration of such prohibition, be excused from complying with the terms of this Section 2.1.

            2.2 Election of Director. In any election of directors of the Company, each McCaw Entity (including without limitation ERH) shall vote all of its Shares in favor of the election of the Bell Director, it being understood that the initial Bell Director, to be elected immediately following the execution and delivery of this Agreement, shall be Michael J. Sabia, provided, however, that if the Company reasonably determines that compliance with the terms of this

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   Section 2.2 is prohibited under (i) applicable securities laws or (ii) stock exchange or stock market rules and regulations, then the Company will so notify Bell and, if so requested by Bell, will provide an opinion from the Company's legal counsel confirming that they or it are so prohibited and the McCaw Entities will, for and only for the duration of such prohibition, be excused from complying with the terms of this Section 2.2.

            2.3 Removal and Replacement of Bell Director. Each McCaw Entity (including without limitation ERH) agrees not to vote to remove the Bell Director unless he or she ceases to be the CEO of BCE Inc. In the event that the Bell Director ceases to serve as a member of the Board of Directors of the Company ("Board") during his or her term in office as a result of he or she ceasing to be the CEO of BCE Inc., and for so long as Bell has the right to nominate the Bell Director pursuant to Sections 2.1 or 2.2, the resulting vacancy on the Board shall be filled by the new CEO of BCE Inc. as the Bell Director, upon notice of Bell to the Company to that effect. Each McCaw Entity (including without limitation ERH) agrees to use commercially reasonable efforts and take all action within its power, including, but not limited to, the voting of Voting Shares, to cause the removal of the Bell Director as provided above, and to cause the election of the new CEO of BCE Inc. as the Bell Director as soon as possible after receipt of notice of Bell to the Company to that effect. If there is a vacancy in the Bell Director seat for any reason and Bell does not notify the Company as provided above that such vacancy is to be filled by the CEO of BCE Inc. on or before the date which is 90 days after the date such seat first becomes vacant, the rights and obligations of the Company, Bell and the McCaw Entities (including without limitation ERH) under this Section 2 shall terminate and be of no further force or effect.

            2.4 Termination of Right to Board Seat. The effectiveness of this
   Section 2 shall be terminated upon the earliest to occur of (i) the date that Bell and the Bell Affiliates cease to own, either directly or indirectly, in the aggregate, Shares representing at least 5% of the Voting Shares of the Company, (ii) the date that Bell and the Bell Affiliates cease to own, either directly or indirectly, in the aggregate, Shares representing at least 50% of the Shares of the Company purchased under the Subscription Agreement (as adjusted for any Recapitalization Event (as defined below)), or (iii) the date upon which any competitor of the Company or the Company Affiliates acquires control of Bell or BCE Inc. For greater certainty, the effectiveness of this Section 2 shall not terminate upon the closing of the Company's IPO.

3.    Observation Rights.

            3.1 Bell Observer. Any time that there is no Bell Director serving on the Board or after Bell's rights under Section 2 have been terminated, so long as Bell and the Bell Affiliates own, either directly or indirectly, in the aggregate, at least 12,500,000 shares of Class A Common Stock (such class and number to be adjusted for any Recapitalization Event), the Company will permit the CEO of Bell (the "Observer") to attend all meetings of the Board and all committees thereof (whether in person, telephonic or otherwise) in a non-voting, observer capacity and shall provide the Observer, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members. The Company may, in its sole discretion, invite one or more additional representatives of Bell to attend meetings of the Board as additional Observers; provided that the terms set forth in this Agreement shall apply to the attendance of any such additional Observers. Prior to attending any meetings of the Board or any committees thereof or being entitled to receive any such materials, the Observers will, upon request of the Company, execute a confidentiality agreement in favor of the Company, which shall be in a form reasonably acceptable to the Company and Bell. The effectiveness of this Section 3 shall terminate upon the closing of the Company's IPO.

            3.2 Exclusion Rights. The Board shall have the right to exclude the Observers from portions of meetings of the Board or omit to provide the Observer with certain information if any of the Company's Chairman, Chief Executive Officer or a majority of the members of the Board believes in good faith that:


            (a) such exclusion or omission is necessary in order to: (i)
                preserve the Company's attorney-client privilege (based on the advice of Company counsel); (ii) protect the proprietary nature of such information of the Company's business objectives, opportunities and/or competitive positioning; or (iii) fulfill the Company's obligations with respect to confidential or proprietary information of third parties (provided, however, that the Observer shall not be so excluded unless all other persons whose receipt of such materials or presence at a meeting would result in a violation of such third party confidentiality obligations are also excluded); or


            (b) such meeting or information involves information or analysis that would pose a conflict of interest for Bell, any of the Bell Affiliates or the Observers.

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4.    Disclaimer of Corporate Opportunity Doctrine. The Company acknowledges that Bell and the Bell Affiliates will likely have, from time to time, information that may be of interest to the Company ("Business Information") regarding a wide variety of matters. The Company, as a material part of the consideration for this Agreement agrees that Bell, the Bell Affiliates and the Observers shall have no duty to disclose any Business Information to the Company or permit the Company to participate in any projects, business or investments based on any Business Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Business Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit Bell's or Bell Affiliates' ability to pursue opportunities based on such Business Information or that would require Bell, the Bell Affiliates or the Observers to disclose any such Business Information to the Company or offer any opportunity relating thereto to the Company. The Company agrees that the Bell Director shall have no obligations to the Company, including obligations or duties to disclose any Business Information, other than the obligations and duties imposed on the Bell Director as a director of the Company under Delaware law.

5.    Restrictions on Exercise of Drag Along Right Against Bell.

            5.1 Notwithstanding Section 6 of the Stockholders Agreement, the Company and the McCaw Entities (including without limitation ERH) agree and acknowledge that Bell shall have no obligation to take any action specified under Section 6 of the Stockholders Agreement in connection with the exercise of the Drag Along Right or any event giving rise to a Drag Along Right unless each of the following conditions is satisfied:

      (i) The Selling McCaw Entity shall be required to commit to a Transfer in a bona fide arm's length transaction with a Person that is not an Affiliate of the McCaw Entities (including without limitation ERH).

      (ii) The only representations, warranties or covenants that Bell shall be required to make in connection with a Transfer giving rise to a Drag Along Right (such Transfer, a "Company Sale") are representations and warranties with respect to its own ownership of the Company's securities to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances or adverse claims and reasonable covenants regarding confidentiality, publicity and similar matters.

      (iii) The liability of Bell with respect to any representation and warranty or covenant made by the Company in connection with a Company Sale shall be several and not joint with any other person. Such liability shall be limited to Bell's pro rata share of the aggregate consideration payable to all stockholders of the Company in the Company Sale, which may be held in escrow for a period not to exceed 12 months from the closing date of the Company Sale.

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      (iv)  Bell shall not be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective Affiliates.

      (v) Bell shall not be required to agree to any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Company Sale; provided, that, for the avoidance of doubt, any such obligations under the Master Supply Agreement shall survive the Company Sale, unless the Master Supply Agreement is terminated according to its terms.

            5.2 Bell will not be bound by the Drag Along Right following any assignment of the Drag Along Right (by operation of law or otherwise) by any McCaw Entity (including without limitation ERH) unless the Person to whom such right is assigned shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such Person becomes a party to this Agreement and agrees to be bound by all the provisions hereof.

            5.3 Bell will not be bound by the Drag Along Right if any McCaw Entity (including without limitation ERH) takes or consents to any action that results in the ability of any Person not a party to this Agreement to exercise the Drag Along Right against Bell, unless such Person shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such Person becomes a party to this Agreement and agrees to be bound by all the provisions hereof.

6.    Representations, Warranties and Covenants.

            6.1 Representations and Warranties of the Company and ERH. Each of the Company and ERH represent and warrant, severally but not jointly, as follows:

      (a) Such entity is duly organized and existing under the laws of the jurisdiction under which such entity is organized and is in good standing under such laws. Such entity has requisite power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.

      (b) Such entity has all requisite power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

      (c) All action on the part of such entity (and its officers, directors, stockholders, managers or members, as applicable) necessary for the authorization, execution, delivery and performance by such entity, respectively, of this Agreement have been taken on or prior to the date hereof. This Agreement, when executed and delivered by such entity shall constitute the valid and binding obligations of such entity, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

            6.2 Additional Representation and Warranty of ERH. ERH represents and warrants that, as of the date hereof, ERH owns the number of shares of the Company listed on Schedule 6.2 attached hereto, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than the Stockholders Agreement and this Agreement. As of the date hereof, no other McCaw Entity owns any voting or economic interest in the Company.

            6.3 Transaction Documents. For so long as the Stockholders Agreement remains in effect, in addition to, and not in substitution for, any information or related rights granted in the Transaction Documents or otherwise, the Company agrees to provide Bell with copies of

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   current versions of the Transaction Documents (fully executed) and the
   Company's Certificate of Incorporation (file-stamped), in each case, reflecting all amendments and restatements thereto through such date of request, promptly following a request by Bell, if any of such Transaction Documents or Certificate of Incorporation have been amended since the Company last provided copies thereof.


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7.     Antidilution Rights.

          7.1 Grant of Antidilution Rights. Any time after the date of the Subscription Agreement that the Company sells or issues or agrees to sell or issue (or is deemed to do so under Section 7.5) Dilutive Shares (as defined below) to any Person for no consideration or consideration per share that is less than the Trigger Price (as defined below) in effect immediately prior to such issuance or sale (each, a "Dilutive Issuance"), the Company shall concurrently issue to Bell for no consideration a number of shares of Class A common stock ("Class A Shares") equal to (i) Bell's Adjusted Shares (as defined below) less (ii) Bell's Original Shares (as defined below) (the "Antidilution Shares"). No fractional Class A Shares shall be issued pursuant to this Section 7.1. The number of Class A Shares issued shall be rounded to the nearest integral number of whole Class A Shares. For the purposes of this Section 7, whenever Dilutive Shares are issued for a consideration other than cash, either in whole or in part, the fair market value of the Dilutive Shares issued shall be as established by resolution of the Company's Board.

          7.2 Definitions. For the purposes of this Section 7, for each Dilutive Issuance, the following terms shall have the following meanings:

        (a) "Adjusted Shares" means the number of Class A Shares equal to the product of (x) Bell's Original Shares, multiplied by (y) the quotient of (1) the Trigger Price in effect immediately prior to a Dilutive Issuance, divided by (2) the Trigger Price in effect immediately after such Dilutive Issuance.

        (b) "Convertible Securities" means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Class A Shares, or shares of Class B common stock or any other class of common stock of the Company (collectively, "Common Shares"), but excluding Options.

        (c) "Dilutive Shares" means Common Shares, Options and Convertible Securities issued or deemed issued under Section 7.5 of this Agreement after the date of the Subscription Agreement other than:

            (i) Common Shares issued pursuant to Article IV, Section 2(d) of the Certificate;

            (ii) (A) Common Shares outstanding on the date of the Subscription Agreement, (B) Convertible Securities or Options outstanding on the date of the Subscription Agreement (and the Common Shares issued upon conversion, exchange or exercise of such Convertible Securities or Options), and (C) Common Shares (and/or Convertible Securities and Options, and the Common Shares issuable upon conversion, exchange or exercise of such Convertible Securities or Options) issued pursuant to agreements in effect or other commitments or offers outstanding on the date of the Subscription Agreement that (1) relate to the acquisition of spectrum rights or related assets by the Company and/or the Company Affiliates, or (2) are otherwise set forth in the Schedules attached to the Subscription Agreement;

            (iii) Common Shares (and/or Convertible Securities and/or Options,
                  and the Common Shares issuable upon conversion, exchange or exercise of such Convertible Securities or Options) issued to employees, consultants, directors, vendors, lessors or others with whom the Company conducts business, provided that such shares, options, warrants or other rights are issued pursuant to a stock option plan or restricted stock plan approved by the Board and solely for compensation purposes;

            (iv) Shares actually issued upon exercise of any Options or conversion or exchange of any Convertible Securities; and/or

            (v) Shares (and/or Convertible Securities and Options, and the Shares issuable upon conversion, exchange or exercise of such Convertible Securities or Options) issued in connection with any stock split, stock dividend, reverse stock split, recapitalization, reorganization or other distribution of Shares (each, a "Recapitalization Event") that does not affect the relative economic interests or rights of holders of Shares.

        (d) "Options" means rights, options or warrants to subscribe for, purchase or otherwise acquire directly or indirectly Common Shares or Convertible Securities.

        (e) "Original Shares" means (x) with respect to the first Dilutive Issuance, the total number of Class A Shares acquired by Bell pursuant to the Subscription Agreement (as adjusted for any Recapitalization Event) and (y) with respect to each Dilutive Issuance thereafter, the total number of Adjusted Shares immediately prior to such Dilutive Issuance (as adjusted for any Recapitalization Event). For the avoidance of doubt, any Shares acquired by Bell or a Bell Affiliate from either the Company or any other Stockholder under the Master Supply Agreement or any other agreement (except for the Subscription Agreement and this Agreement) shall in no event be included in the number of Original Shares under this Section 7.

        (f) "Trigger Price" shall initially mean $4.00 per share (the "Original Issue Price"). In connection with each Dilutive Issuance, the Trigger Price shall be adjusted downwards to equal the lowest price per Dilutive Share paid for the Dilutive Shares issued or sold in such Dilutive Issuance. The Trigger Price shall also be proportionately adjusted from time to time for any Recapitalization Event pursuant to which securities of the Company are issued with respect to the Original Shares and/or Adjusted Shares.

          7.3 Covenant Regarding Antidilution Shares. The Company hereby represents, warrants and covenants that (i) as a condition precedent to the issuance or sale of any Dilutive Shares in a Dilutive Issuance, the Company shall have reserved at the time of such Dilutive Issuance out of its authorized but unissued capital stock sufficient Class A Shares to enable the Company to issue all of the applicable Antidilution Shares pursuant to this
   Section 7, and (ii) all Antidilution Shares issued pursuant to this Section 7 shall, upon issuance for no additional consideration, be duly authorized, validly issued, fully paid and nonassessable.

          7.4 Termination of Antidilution Rights. Subject to this Section 7.4, the rights granted under this Section 7 shall terminate immediately after the first to occur of the following: (i) the closing of the Company's IPO, or
   (ii) the closing of one or more equity financing transactions in which the Company raises an aggregate of US$150,000,000 in cash (the "Termination Threshold") after the date of the Subscription Agreement from sales of Common Shares and Convertible Securities (each of which shall be valued in accordance with Section 7.5) at a price per share equal to or greater than the Original Issue Price (as proportionately adjusted for any Recapitalization Event). Notwithstanding the foregoing, no amounts invested in the Company on or before the date of the Subscription Agreement by any Person and/or at any time (no matter whether on, before or after the date of the Subscription Agreement) by Bell, any affiliate of Bell, any McCaw Entity (including without limitation ERH), any Affiliate of a McCaw Entity (including without limitation ERH) or any current Stockholder or any Affiliate thereof shall apply towards the Termination Threshold.

          7.5 Deemed Issuances of Dilutive Shares. In the case of any issuance (whether on or after the date of the Subscription Agreement) by the Company of any Convertible Securities or Options, the following provisions shall apply for all purposes of this Section 7:

        (a) For any Convertible Securities issued (other than pursuant to the exercise of Options) after the date of the Subscription Agreement, the aggregate maximum number of Common Shares deliverable upon conversion or exercise of or in exchange for any such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Company upon the issuance of such Convertible Securities plus the minimum additional consideration, if any, to be paid under the terms of such Convertible Security upon conversion, exercise or exchange of such Convertible Securities into the Common Shares covered thereby.

        (b) For any Options issued, the aggregate maximum number of Shares deliverable upon exercise of the Options, or, in the case of Options for Convertible Securities, the conversion, exercise or exchange of such Convertible Securities, shall be deemed to have been issued at the time such Options were issued for a consideration equal to the consideration, if any, received by the Company for such Options, plus the minimum exercise price provided in such Options for the Common Shares or Convertible Securities covered thereby, and, in the case of Options for Convertible Securities, plus the amount of additional consideration, if any, to be paid upon the conversion, exercise or exchange of such Convertible Securities.

8.    Prohibitions and Restrictions on Certain Sales of Company Securities.

            8.1 Prohibition on Certain Sales of Company Securities to McCaw Entities. Notwithstanding anything to the contrary in the Stockholders Agreement the Company shall not issue or sell any Shares of any class of capital stock of the Company or any other equity securities of the Company, or any securities or instruments convertible into or exchangeable or exercisable for, directly or indirectly, any Shares or any other equity securities of the Company (collectively, "Company Securities"), to any McCaw Entity (including without limitation ERH) for a price per share (calculated on an as-if converted into or exercised or exchanged for Class A Shares of the Company basis) less than the Original Issue Price (as proportionately adjusted for any Recapitalization Event), except pursuant to (i) exercises by the McCaw Entities of their preemptive rights pursuant to Section 1 of the Stockholders Agreement in circumstances where Bell is also entitled to exercise those rights, and exercises by ERH or any other McCaw Entities of its preemptive rights pursuant to Section 11 of this Agreement in circumstances where Bell is also entitled to exercise those rights, and (ii) any exercises or conversion by any McCaw Entities of any Options or Convertible Securities held by the McCaw Entities as of the date hereof.

            8.2 Prohibition on Certain Sales of Company Securities to Competitors of Bell. Notwithstanding anything to the contrary in the Stockholders Agreement, the Company shall not issue, sell, assign, dispose of, pledge or otherwise Transfer any Company Securities or any debt of the Company to any Canadian competitor of Bell set forth on Schedule 8.2 attached hereto or any Affiliate, assignee or successor of any Canadian competitor of Bell set forth on Schedule 8.2 (each a "Bell Competitor*), as such Schedule may be updated from time to time upon mutual agreement of the Parties. Additionally, the Company shall not borrow any capital from any Bell Competitor. Notwithstanding the foregoing, the Company may sell any of its securities to a Bell Competitor in a public offering registered under the Act, provided that the Company cannot solicit any Bell Competitor. The effectiveness of this Section 8.2 shall be terminated upon the date that Bell and the Bell Affiliates cease to own, either directly or indirectly, in the aggregate, Shares representing at least 50% of the Shares of the Company purchased under the Subscription Agreement (as adjusted for any Recapitalization Event (as defined below)).

            8.3 Right of First Refusal with Respect to Sales of Company Securities by any McCaw Entity to Bell Competitors. Notwithstanding anything to the contrary in the Stockholders Agreement, with respect to any Transfer by any McCaw Entity (including without limitation ERH) of any of its Company Securities, or securities of ERH (or any other McCaw Entities that owns, directly or indirectly, more than five percent (5%) of the outstanding Company Securities or, if less than five percent (5%), represents its primary asset) ("McCaw Securities"), to a Bell Competitor, Bell shall have, and the McCaw Entities hereby irrevocably grant to Bell, the rights (the "Competitor Right of First Refusal") described in this Section 8.3.

      (a) Any McCaw Entity (the "Selling McCaw Entity") that desires to Transfer any of its Company Securities or McCaw Securities in compliance with this Section 8.3 must first receive a bona fide, written offer ("Competitor Offer") from the applicable Bell Competitor for the acquisition of any or all of the Selling McCaw Entity's Company Securities or McCaw Securities. Upon receipt and acceptance of a Competitor Offer that the McCaw Entity intends to accept, the Selling McCaw Entity shall give written notice (the "Competitor ROFR Notice") to Bell stating that the Selling McCaw Entity intends to Transfer Company Securities or McCaw Securities to a Bell Competitor. The Competitor ROFR Notice shall identify the Bell Competitor, specify the type and number of Company Securities or McCaw Securities to be Transferred to the Bell Competitor (the "Competitor ROFR Securities"), specify the aggregate and per share price (in cash or other consideration) (the "Competitor Sale Price") that the Bell Competitor has agreed to pay for the Competitor ROFR Securities, and enclose an accurate summary of all other material terms and conditions of the proposed Transfer.

      (b) The Competitor ROFR Notice shall constitute the Selling McCaw Entity's binding offer to sell the Competitor ROFR Securities to Bell on the terms set forth in the Competitor ROFR Notice and this Agreement. Bell shall have 10 business days after delivery of the Competitor ROFR Notice (the "Competitor ROFR Exercise Period") to exercise its right to purchase all, but not less than all of, the Competitor ROFR Securities at the Competitor Sale Price and upon the other terms and conditions set forth in the Competitor ROFR Notice by written notice to the Selling McCaw Entity within the Competitor ROFR Exercise Period, provided that such written notice may provide that the exercise of the Competitor Right of First Refusal by Bell is subject to obtaining the required regulatory approvals, for which Bell is using commercially reasonable efforts to satisfy the requirements as soon as reasonably practicable.

      (c) Failure to deliver such notice within the Competitor ROFR Exercise Period shall constitute a waiver of the Competitor Right of First Refusal with respect to the Competitor ROFR Securities, and the Selling McCaw Entity shall have ninety (90) business days thereafter to complete the Transfer of the Competitor ROFR Securities to the Bell Competitor on substantially the same terms set forth in the Competitor Offer; otherwise, the Competitor ROFR Securities thereupon be again subject to the right of first refusal described in this Section 8.3 before any Transfer can be made.

      (d) Delivery of a notice exercising the Competitor Right of First Refusal shall create a binding contract between the Selling McCaw Entity and Bell for the purchase and sale of the Competitor ROFR Securities at the Competitor Sale Price and on the terms and conditions in the Competitor Offer, as described in the summary provided in the Competitor ROFR Notice, and this Section 8.3. In that event, Bell shall deliver the Competitor Sale Price for the Competitor ROFR Securities, in immediately available funds, to the Selling McCaw Entity to effectuate the Transfer of the Competitor ROFR Securities within five business days after the end of the Competitor ROFR Exercise Period or the satisfaction of the conditions to closing contained in the Competitor ROFR Notice; provided that Bell is using commercially reasonable efforts to cause such condition to be satisfied as soon as reasonably practicable. The Selling McCaw Entity shall effectuate the Transfer of the Competitor ROFR Securities by promptly delivering to Bell (and/or the applicable Affiliate of Bell) one or more certificates, properly endorsed for transfer, that represent the Competitor ROFR Securities, together with stock powers and such other closing documentation that Bell (and/or the applicable Affiliate of Bell) may reasonably request. The Company and the McCaw Entities (including without limitation ERH) agree to consent as required under the Stockholders Agreement to any Transfer by a McCaw Entity to Bell or its Affiliates under this Section 8.3.

9. Change of Control Not a Repurchase Event. The Company and the McCaw Entities (including without limitation ERH) agree to consent under Section 7 of the Stockholders Agreement to a Change of Control of BCE Inc. or Bell so that it does not constitute a Repurchase Event with respect to any Stock held by Bell or the Bell Affiliates.

10. Permitted Transfers. The Company and the McCaw Entities (including without limitation ERH) agree to consent to any Transfers of any or all of Bell's and the Bell Affiliates' Company Securities between or among Bell and/or the Bell Affiliates who qualify as Qualified Transferees and who agree in writing to be bound by the terms of the Stockholders Agreement and this Agreement, so that such Transfers qualify as Permitted Transfers; provided, that the maximum number of transferees permitted under this Section 10 shall not exceed five (5).


11. Additional Preemptive Rights. In addition to the preemptive rights (the "Preemptive Rights") granted to the Eligible Stockholders and the Eligible NextNet Stockholders pursuant to Section 1 of the Stockholders Agreement, in connection with each issuance of New Shares (as defined in Section 1 of the Stockholders Agreement) and upon the expiration of the period to exercise any Preemptive Rights with respect to any issuance of New Shares, the Company shall make an offering of any New Shares not purchased by the Eligible Stockholders and the Eligible NextNet Stockholders (the "Unpurchased Shares") pursuant to
Section 1 of the Stockholders Agreements to Bell and ERH in accordance with this
Section 11.

     11.1 The Company shall deliver a notice (the "Additional Preemptive Rights Notice") to Bell and ERH stating (i) the number of Unpurchased Shares, (ii) that each of Bell and ERH is entitled to purchase up to 50% of the Unpurchased Shares, and (iii) that the Unpurchased Shares are being offered at the same price and on the same terms as previously offered to the Eligible Stockholders and the Eligible NextNet Stockholders.

     11.2 By written notification received by the Company, within five (5) business days after the receipt of the Additional Preemptive Rights Notice, each of Bell and ERH may elect to purchase, at the price and on the terms specified in the Additional Preemptive Rights Notice, up to 50% of the Unpurchased Shares. Such written notice shall be a binding, irrevocable commitment to purchase such Unpurchased Shares.

     11.3 If either Bell or ERH (as applicable, the "Non-Participating Party") does not elect to purchase all of the Unpurchased Shares that such Non-Participating Party is entitled to purchase under Section 11.2 above, the Company must offer the unsubscribed portion of the Non-Participating Party's allocation of the Unpurchased Shares to the party (if any) that has elected to purchase all of its allocated portion of the Unpurchased Shares (the "Participating Party") by delivering notice (the "Non-Participating Notice") to the Participating Party stating the number of Unpurchased Shares that remain available for purchase (the "Remaining Unpurchased Shares")/

     11.4 By written notification received by the Company, within five (5) business days after the receipt of the Non-Participating Notice, the Participating Party may elect to purchase, at the price and on the terms specified in the Additional Preemptive Rights Notice, all or any part of the Remaining Unpurchased Shares. Such written notice shall be binding, irrevocable commitment to purchase such Remaining Unpurchased Shares.

     11.5 Bell and ERH shall each retain its respective preemptive rights granted pursuant to this Section 11 (its "Additional Preemptive Rights") as long as it fully exercises it Preemptive Rights pursuant to Section 1 of the Stockholders Agreement, as applicable, with respect to each offering of New Shares by the Company; provided, however, that failure (i) to exercise such rights at any time during a period of one year beginning on the date of this Agreement or (ii) to exercise such rights in connection with the issuance by the Company of US$400,000,000 in the aggregate of New Shares, whichever comes last, will not result in the Additional Preemptive Rights no longer being available to Bell or ERH, as the case may be. Notwithstanding the foregoing, this Section 11 will terminate upon the closing of the Company's IPO.

     11.6 If Bell and/or ERH do not elect to subscribe to all New Shares that they are entitled to purchase under this Section 11, the Company may offer the unsubscribed portion of such New Shares to any Persons at a price not less than, and upon terms no more favorable to the offeree, than those specified in the Additional Preemptive Rights Notice, provided that the Company completes the offer and sale of such unsubscribed portion within 120 days after the date the applicable Issue Notice is first delivered to the stockholders under the Stockholders Agreement.


12.  Preemptive Rights in All Equity Financing Transactions. Notwithstanding
Section 1.01 of the Stockholders Agreement, the Preemptive Rights and the Additional Preemptive Rights will be made available to Bell in connection with any equity financing transaction, without exception. For the avoidance of doubt, this Section 12 shall not prevent or limit the termination of such rights upon the Company's IPO or extend such rights to any Shares sold to the public or upon the exercise of warrants or right granted to underwriters in the Company's IPO.

13. Definition of Transfer. Notwithstanding anything to the contrary in this Agreement or the Stockholders Agreement, the definition of Transfer for all purposes of this Agreement shall be the definition of Transfer set forth in
Section 4.01 of the Stockholders Agreement without regard to Section 4.03 of the Stockholders Agreement.

14.   Termination of Restrictions on Transfer in Stockholders Agreement.

            14.1 Company Default under Master Supply Agreement. Notwithstanding anything to the contrary in the Stockholders Agreement, if the Company terminates the Master Supply Agreement for any reason (other than due to a breach of or default under the Master Supply Agreement by Bell) or breaches or is in default under the Master Supply Agreement and such breach or default
   (i) is not curable or, if curable, is not cured in compliance with and within the time period applicable under the Master Supply Agreement and (ii) would give Bell a basis for terminating the Master Supply Agreement (a "Company Breach"), none of the Company, the Company Affiliates and the McCaw Entities (including without limitation ERH) will enforce the provisions of Sections 4 and 5 of the Stockholders Agreement with respect to any Transfer of Company Securities by Bell and the Bell Affiliates, and hereby expressly consent thereto, except as otherwise provided in Section 14.3 below; provided, that
   (a) the transferee agree to become bound by the terms of the Stockholders Agreement prior to such Transfer and (b) for any Transfer to which this
   Section 14.1 applies as the result of a Company Breach, Bell or the Bell Affiliate making such Transfer, provides (x) prior written notice to the Company of the existence of a Company Breach, including the grounds upon which such claim of a Company Breach is based, (y) if curable under the Master Supply Agreement, an opportunity to cure such Company Breach as provided in the Master Supply Agreement, and (z) prior written notice of the intent to Transfer Shares if such Company Breach is not cure during the cure period, if any.

            14.2 Sale to VoIP Service Provider. Notwithstanding anything to the contrary in the Stockholders Agreement, if any Person that as a material part of its activities in the United States markets, provides or supports Voice over Internet Protocol services, and/or any Affiliate(s) of such a Person, acquires or holds a majority of the outstanding voting power of the Company or ERH, none of the Company, the Company Affiliates and the McCaw Entities (including without limitation ERH) will enforce the provisions of Sections 4 and 5 of the Stockholders Agreement with respect to any Transfer of Company Securities by Bell and the Bell Affiliates, and hereby expressly consent thereto, except as otherwise provided in Section 14.3 below; provided, that the transferee agree to become bound by the terms of the Stockholders Agreement prior to such Transfer.

            14.3 Sales by Bell to Company Competitors. Notwithstanding Sections
   14.1 or 14.2 of this Agreement, if Bell and/or the Bell Affiliates desire to Transfer all or any part of their Company Securities to any person or entity a significant portion of its business consists (or is expected to consist) of the provision of fixed wireless broadband services or equipment of the type delivered by the Company in the United States, then Section 5.01 of the Stockholders Agreement shall apply to such Transfer.

15. Notice of Certain Potential Transactions. So long as Bell and the Bell Affiliates own, in the aggregate, directly or indirectly, Company Securities representing at least 5% of the Voting Shares of the Company, (A) the McCaw Entities shall provide prompt written notice to Bell each time any of the following occurs: (i) any of the McCaw Entities receives an offer from, or enters into material or substantive discussions with, any entity regarding a possible transaction that, if consummated, would permit such McCaw Entity to exercise its Drag Along Right on Bell's Shares, but with respect to offers, only if and at such time as such McCaw Entity enters into material or substantive discussions with the entity, (ii) the CEO or President of any one of the McCaw Entities authorizes or intends to seek authority from the board of directors of any McCaw Entity to authorize any of the McCaw Entities to enter into a sale process for the purposes of completing a transaction that, if consummated, would permit any such McCaw Entity to exercise its Drag Along Right on Bell's Shares, and (B) the Company shall provide prompt written notice to Bell each time any of the following occurs: (i) the Company receives an offer from, or enters into material or substantive discussions with, any entity regarding a possible transaction that, if consummated, would either result in a Change of Control of the Company or permit any one of the McCaw Entities to exercise its Drag Along Right on Bell's Shares, but with respect to offers, only if and at such time as the Company enters into material or substantive discussions with the entity,
(ii) the CEO or President of the Company authorizes or intends to seek authority from the Board to authorize the Company to enter into a sale process for the purposes of completing a transaction that, if consummated, would either result in a Change of Control of the Company or permit any of the McCaw Entities to exercise its Drag Along Right on Bell's Shares. Following any of notifications as provided above, subject to the limitations under any confidentiality agreements entered into with third parties, the Company and/or the McCaw Entities, as applicable, will provide Bell with a reasonable opportunity to engage in the process, at Bell's option; provided, that, the foregoing shall not require the Company and/or the McCaw Entities to delay the acceptance of any offer beyond any deadline associated with such offer or to otherwise take any action that would materially prejudice the ability of the Company and/or the McCaw Entities to enter into the transaction that is the subject of a notification under this Section 15..

16. Limitations with Respect to McCaw Entities. Commencing on the date of this Agreement and continuing thereafter for so long as the McCaw Entities hold a majority of the voting power of the Company, no McCaw Entity (including without limitation ERH and Craig O. McCaw, but excluding ICO Global Communications and the Company) will acquire more than a ten percent (10%) passive equity interest in any company (excluding ICO Global Communications and the Company) for whom a significant portion of its business consists (or is expected to consist) of the provision of fixed wireless broadband services or equipment of the type delivered by the Company in the United States, unless the applicable McCaw Entity has first made the opportunity available to the Company and the Company's independent directors have decided to direct the Company not to pursue the opportunity.

17. Miscellaneous.

         17.1 Term and Termination. The term of this Agreement shall begin on the date of this Agreement and shall terminate on the latest to occur of the following: (i) the Master Supply Agreement terminates, or (ii) Bell and the Bell Affiliates own no Shares of the Company.

         17.2 Successors and Assignees. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties (including any Permitted Transferees of all or substantially all of Bell's or ERH's Shares). As a closing condition to any Transfer of Shares by any Party to this Agreement (including, without limitation, any McCaw Entity), the transferee of such Shares shall agree in writing to be bound by this Agreement and the Stockholders Agreement. In addition, the Company and ERH agree that as a condition precedent of any McCaw Entity becoming the holder of any Share, it will obtain that such McCaw Entity agrees to be bound by this Agreement and the Stockholders Agreement, and Bell agrees that as a condition precedent of any Bell Affiliate becoming the holder of any Share, it will obtain that such Bell Affiliate agrees to be bound by this Agreement and the Stockholders Agreement.

         17.3 Notices. All notices, requests, demands, instructions, documents and other communications to be given under this Agreement to any party shall be in writing and sent to the address/fax number set forth on the signature page below (provided that any party may at any time change its address for notice or other such information by giving written notice thereof in writing to the other parties hereto).

         17.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         17.5 Amendment and Waiver. This Agreement may not be amended or modified without the written consent of the Parties. No waiver of any provision of this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision. Notwithstanding anything to the contrary in this Agreement or the Stockholders Agreement, the Stockholders Agreement shall not be amended or modified without the prior written consent of Bell and no waiver of any term or provision of the Stockholders Agreement shall be effective against Bell without the prior written consent of Bell.

         17.6 Specific Performance. The Parties acknowledge that it will be impossible to measure in money the damage to them caused by any failure to comply with the covenants set forth in this Agreement, that each such covenant is material, and that in the event of any such failure, the injured party will not have an adequate remedy at law or in damages. Therefore, the Parties consent to the issuance of an injunction or the enforcement of other equitable remedies against them at the suit of the other, without bond or other security, to compel performance of all of the terms of this Agreement, and waive the defense of the availability of relief in damages.

         17.7 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

         17.8 Enforceability; Conflicts. In all events, the terms and provisions of this Agreement shall be enforceable notwithstanding any conflicting term or provision set forth in any of the other Transaction Agreements. In the event of any conflict between any term or provision of this Agreement and any term or provision set forth in any of the other Transaction Agreements, such term or provision of this Agreement shall prevail over such term or provision set forth in any of the other Transaction Agreements.

         17.9 No Impairment. Each of the Parties hereto agree not to, by amendment of the Company's Certificate of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue, sale or transfer of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights granted herein against impairment.

         17.10 Further Assurances. Each of the Parties hereto shall execute and deliver all additional documents and instruments and shall do any and all acts and things reasonably requested in connection with the performance of the obligations undertaken in the Agreement or otherwise to effectuate in good faith the intent of the Parties.

         17.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17.12 Entire Agreement. This Agreement, the Transaction Agreements and the documents referred to herein and therein constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, covenants or agreements except as specifically set forth herein or therein.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CLEARWIRE CORPORATION                Address:

By: /s/ Ben Wolff                    5808 Lake Washington Boulevard NE, Suite
   -----------------------------     300
Name: Ben Wolff                      Kirkland, WA 98033
Title: Executive Vice President      Attention: Vice President of Legal Affairs

EAGLE RIVER HOLDINGS, LLC            Address:
(f/k/a COM Holdings, LLC)

By: Eagle River, Inc., a Washington
Corporation, its Manager

By: /s/ Ben Wolff
   ----------------------------
Name: Ben Wolff
Title: President

Agreed and Accepted:

BELL CANADA                          Address:
                                     1000, De La Gauchetiere Street West,
By: /s/ J. Trevor Anderson           Suite 3700
   -----------------------------     Montreal, Quebec
Name: J. Trevor Anderson             H3B4Y7
Title: SVP Technology                Attention: Chief Legal Officer, Bell Canada
                                     With copy by e-mail to:
                                     scott.thomson@bell.ca and
                                     michel.lalande@bell.ca

                                SIGNATURE PAGE TO
                             SIDE AGREEMENT BETWEEN
                       BELL CANADA, CLEARWIRE CORPORATION,
                          AND EAGLE RIVER HOLDINGS, LLC